UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2022

MICROBOT MEDICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Recreation Park Drive, Unit 108

Hingham, Massachusetts 02043

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 875-3605

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MBOT	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 6, 2022 (the “Closing Date”), Microbot Medical Inc. (the “Company”), through its wholly-owned subsidiary Microbot Medical Ltd., an Israeli corporation (“Microbot”) entered into an Asset Purchase Agreement (the “Agreement”) with Nitiloop Ltd., an Israeli limited liability company (“Nitiloop”). Pursuant to the Agreement, on the Closing Date, Microbot purchased all of Nitiloop’s rights, title and interest in Nitiloop’s tangible and intangible assets, including intellectual property, devices, components and product related materials (the “Assets”), but excluding certain excluded assets as described in the Agreement. The Assets include intellectual property and technology in the field of intraluminal revascularization devices with anchoring mechanism and integrated microcatheter (the “Technology”) and the products or potential products incorporating the Technology owned by Nitiloop and designated by Nitiloop as “NovaCross”, “NovaCross Xtreme” and “NovaCross BTK” and any enhancements, modifications and improvements thereof (“Devices”). Microbot is not assuming any material liabilities of Nitiloop other than obligations Nitiloop has to the Israel Innovation Authority and relating to certain renewal/maintenance fees for a European patent application.

In consideration for the acquisition of the Assets, Microbot shall pay royalties to Nitiloop, which shall not, in the aggregate, exceed $8,000,000, as follows:

●	Royalties at a rate of 3% of net revenue (as defined in the Agreement) generated as a result of sales, license or other exploitation of the Devices; and

●	Royalties at a rate of 1.5% of net revenue generated from the sale, license or other exploitation of commercialization of the technology as part of an integrated product (as defined in the Agreement).

Other than the royalties set forth in the Agreement and the obligations to the Israel Innovation Authority, Microbot is not required to pay any additional fees or other consideration to Nitiloop.

Microbot has the sole discretion in relation to the use, exploitation, management and/or maintenance of the Assets, including whether and/or to what extent to commercialize and/or to maintain the Assets, the Devices or the intellectual property.

Nitiloop made customary representations and warranties to Microbot, including with respect to authority, title, government financing, licenses and obligations, restrictions on rights, validity and enforceability, conduct, enforcement, patent office proceedings, fees, no breach and legal action, and anti-bribery and anti-corruption.

Nitiloop agreed to indemnify Microbot from and against all losses resulting from the inaccuracy or breach of any representation or warranty, the non-fulfillment or breach of any covenant or agreement of Nitiloop contained in the Agreement or any third-party claims instituted against Microbot in connection with the period pre-Closing Date. Claims for indemnification are subject to a $50,000 basket and may be satisfied solely and exclusively by exercise of set-off rights described in the Agreement, other than for fraud or intentional misrepresentation. Indemnification is further limited by a cap equal to the lesser of (a) royalties actually due to Nitiloop and (b) $1,500,000 or if as a result of certain misrepresentations, $2,400,000.

Nitiloop and its founding shareholders agreed to a twenty-four month covenant not to compete with Microbot or develop a product, technology or intellectual property in the fields of intraluminal revascularization CTO devices and intraluminal robotics.

The foregoing is a brief description of the material terms of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On October 7, 2022, the Company issued a press release announcing the Nitiloop acquisition. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Asset Purchase Agreement with Nitiloop, Ltd., dated October 6, 2022
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MICROBOT MEDICAL INC.

By:	/s/ Harel Gadot
Name:	Harel Gadot
Title:	Chief Executive Officer, President and Chairman

Date: October 7, 2022